Exhibit 10.1

Employment Agreement

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 23rd day of February, 2017 by and between COLUMBUS MCKINNON CORPORATION, a Delaware corporation (together with any Successor thereto, the “Company”), and Mark D. Morelli (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ and secure the exclusive services of Executive on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive desires to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.	Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts such employment with the Company.

2.	Term; Position and Responsibilities; and Location.

a)
Term of Employment. Unless Executive’s employment shall sooner terminate pursuant to Section 7, the Company shall continue to employ Executive on the terms and subject to the conditions of this Agreement for a term commencing on February 28, 2017 (the “Commencement Date”) and ending on the date which is three (3) years after the Commencement Date; provided, however, on the second anniversary date of the Commencement Date and on each anniversary date thereafter (an “Annual Anniversary Date”), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions for one (1) additional year after such Annual Anniversary Date, unless the Company shall have given written notice to Executive prior to such Annual Anniversary Date of its intention not to extend the Employment Period (as defined below) hereunder. The period during which Executive is employed by the Company pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period.”

b)
Position and Responsibilities. During the Employment Period, the Executive agrees to serve as President and Chief Executive Officer of the Company and non-Chairman member of the Company’s Board of Directors, subject to election by shareholders. In his capacity as President and Chief Executive Officer, the Executive shall report directly to the Company’s Board of Directors, and shall perform the duties and responsibilities of a President and Chief Executive Officer and other duties and responsibilities as he may be assigned by the Board during the term of this Agreement. Executive shall devote all of his skill, knowledge, commercial efforts, and business time to the conscientious and good faith performance of his duties and responsibilities for the Company to the best of his ability, provided, Executive shall not be prohibited from serving on corporate, civic or charitable boards or committees (b) deliver lectures, fulfill speaking engagements or teach at educational institutions and (c) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

c)
Location. During the Employment Period, Executive’s services shall be performed primarily in the Buffalo, New York metropolitan area. However, Executive may be required to travel in and outside of Buffalo, New York as the needs of the Company’s business dictate.

3.
Compensation and Benefits. As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

a)
Base Salary. During the Employment Period, the Company shall pay Executive a Base Salary in an amount which shall be established from time to time by the Board of the Company; provided, however, that such Base Salary shall not be less than six hundred seventy-five thousand dollars ($675,000) per year. This Base Salary shall be paid to Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company. The Base Salary shall be reviewed during the Employment Period at least annually following the Commencement Date, to ascertain whether, in the judgment of the Board, such Base Salary should be increased based primarily on the performance of Executive during the year. The first such review shall take place during May 2017. If so increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement and shall not, in any event, be decreased in any year.

b)
Annual Bonus. During the Employment Period, Executive shall be eligible to receive in addition to his Base Salary an annual incentive compensation award (“Annual Bonus”) for services rendered during such fiscal year commensurate with Executive’s position with the Company. The amount of the Annual Bonus, if any, with respect to any fiscal year shall be based upon performance targets, performance achieved, and award levels determined by the Board in its sole discretion, in accordance with the Company’s annual incentive compensation plan as in effect from time to time; provided, however, that the “Target Annual Bonus” shall be no less than one hundred percent (100%) of Executive’s Base Salary per year, with the payout range being from 0% to 200% of such Target Annual Bonus amount based on performance achieved as determined by the Board. The fiscal 2017 Annual Bonus will be prorated based on the time period Executive is employed by the Company during fiscal 2017. Additionally, the performance metrics and weighting for the Executive’s fiscal 2017 Annual Bonus opportunity shall be: Consolidated Revenue (40%), Consolidated EBIT (40%), and Consolidated Free Cash Flow (20%).

c)
Long-Term Incentives. During the Employment Period, Executive shall be eligible to receive, in addition to his Base Salary and Annual Bonus, grants of equity-based award(s) (“Long-Term Incentives”) commensurate with the Executive’s position with the Company. All grants of equity- based award(s) made to the Executive will be at the sole discretion of the Company; provided, however, that the annual Long-Term Incentive opportunity shall be no less than one hundred seventy-five percent (175%) of Executive’s Base Salary. The first regular annual Long-Term Incentive grant will be made in May 2017, at the same time as grants are made to all other executives.

d)
Health and Welfare Benefits. During the Employment Period, Executive will be eligible to participate in the employee and executive benefit plans and programs maintained by the Company from time to time in which executives of the Company, hired after March 31, 2012, are eligible to participate, including medical, dental, disability, hospitalization, life insurance, and retirement, deferred compensation and savings plans, on the terms and subject to the conditions set forth in such plans, as may be amended from time to time.

e)
Paid Time Off. During the Employment Period, Executive shall be entitled to five (5) weeks paid time off on an annualized basis in accordance with the Company’s paid time off policy. Executive shall also be entitled to Company-designated holidays.

f)	Business Expenses. During the Employment Period, the Company will reimburse Executive for all reasonable and necessary business-related expenses incurred by Executive at the request of and on behalf of the Company in accordance with the Company’s normal expense reimbursement policies.

g)
Sign-On Equity Grant. Upon Executive’s commencement of employment with the Company, the Company shall grant Executive equity awards with a value of one million two hundred thousand dollars ($1,200,000), divided equally among (1) stock options having a ten (10) year term and vesting twenty-five percent (25%) on each anniversary of grant, and (2) restricted stock units that vest twenty-five percent (25%) on each anniversary of grant.

h)
Stock Ownership Guidelines. Executive acknowledges that as President and Chief Executive Officer, he will be subject to the Company’s stock ownership guidelines which will require him to hold Company stock equal to five times (5x) his Base Salary. Additionally, until the Executive has achieved this stock ownership level, he will be required to retain fifty percent (50%) of after-tax shares he receives from Long-Term Incentives and the Sign-On Grant.

i)
Relocation Assistance. Company will pay Executive a ten thousand dollar ($10,000) sign-on cash bonus to cover travel and related expenses for trips between Buffalo, NY and Boston, MA, while Executive relocates to the Buffalo, NY area. For clarification, pursuant to Company policy Executive can travel through Boston on reimbursable Company business and add on personal time on the front end or back end of such travel, provided any expense(s) related to such personal time are not submitted for reimbursement. Also, Company will provide Executive with temporary housing (or an allowance for such) for a period of up to six (6) months. Finally, Company will pay for the moving of Executive’s household goods from Boston to the Buffalo, NY area, and provide home purchase assistance including, but not limited to, attorneys’ fees, closing costs, and loan origination fees.

4.
Compliance With Company Policies. During the Employment Period, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all Company policies applicable to employees generally, including without limitation, the Company’s Code of Business Ethics and Conduct, in each case, as any such policies may be amended from time to time in the Company’s sole discretion (collectively, the “Policies”).

5.
Indemnification. Except to the extent, if any, prohibited by law, the Company shall indemnify Executive against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, to which Executive was, is, or is threatened to be, made a party by reason of facts which include Executive’s being or having been an employee, officer, or agent of the Company or any Affiliates. The provisions of this Section 5 shall (i) survive termination of this Agreement; and (ii) not be deemed exclusive of any other indemnification or expense rights to which Executive may be entitled. The Company shall indemnify Executive as a director pursuant to the Fourth Amended and Restated Indemnification Agreement dated [o], hereby incorporated by reference.

6.
Clawback. All compensation paid, payable, or realized during Executive’s employment with the Company shall be subject to the general clawback policy of the Company, as may be amended from time to time in the Company’s sole discretion.

7.	Termination of Employment.

a)
Termination Due to Death or Disability. Executive’s employment shall automatically terminate upon Executive’s death and may be terminated by the Company due to Executive’s Disability. In the event that Executive’s employment is terminated due to his Disability or death, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(e)(ii).

b)	Termination Without Cause. Executive’s employment may be terminated by the Company without Cause at any time. In the event of a termination of Executive’s employment by the Company without Cause, the Executive shall be paid the termination benefits as provided in Section 7(e)(i).

c)
Resignation for Good Reason. Executive may resign his employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence before or after any of the following circumstances, provided that Executive gives a Notice of Termination to the Company describing the occurrence of the circumstance within 90 days after the circumstance occurs and the Company fails to substantially correct the circumstance within 30 days after of such Notice of Termination is given:

i)	Material Reduction in Base Pay—a material reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

ii)
Failure to Pay Compensation—the failure by the Company to pay to you any portion of your current compensation within seven (7) days of the date such compensation is due or any portion of your compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due; or

iii)
Diminution of Position etc.—the assignment to you of any duties or responsibilities, or the removal from you of any duties or responsibilities, that constitutes a material diminution of your position, duties, responsibilities or status as in effect preceding such Change in Control.

d)
Termination for Any Other Reason. In the event of Executive’s termination of employment for any other reason, including, without limitation, termination by the Company for Cause or voluntary termination by the Executive without Good Reason, no termination benefits shall be payable to Executive except as provided in Section 7(e)(iii).

e)
Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than as a result of Executive’s death) shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. Any Notice of Termination given by Executive must specify an effective date of termination which is at least thirty (30) days after the giving of the Notice of Termination.

8.	Payments Upon Certain Terminations.

i)
In the event of a termination of Executive’s employment by the Company without Cause or by the Executive for Good Reason during the Employment Period, the Company shall pay to Executive (or, following his death, to Executive’s estate), within thirty (30) days of the Date of Termination, (x) his Base Salary through the Date of Termination, to the extent not previously paid; and (y) reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Termination that are subject to reimbursement pursuant to the terms hereof, and payment for paid time off accrued but unused as of the Date of Termination (such amounts under clauses (x) and (y), collectively the “Accrued Obligations”). In addition, in the event of any such termination of Executive’s employment, if Executive executes and delivers to the Company a Release and Discharge of All Claims substantially in the form approved by the Company, Executive (or, following his death, Executive’s estate) shall be entitled to the following payments and benefits:

i)	Two times (2x) the sum of (x) the Executive’s Base Salary, and (y) the Target Annual Bonus for the year of termination (the “Severance Payment”);

ii)	A pro rata bonus amount of Annual Bonus for the year of termination (based on the number of days employed in the fiscal year and based on performance achieved through the Date of Termination);

iii)
A cash payment equal to twenty-four (24) months times the monthly cost Executive would incur if Executive elected to receive COBRA coverage under all Company group health plans under which Executive is receiving coverage at the time of termination, and Executive will be permitted (but not required) to elect COBRA coverage under such plan or plans for any period of time up to the maximum permitted under such plan or plans;

iv)
The Executive shall automatically vest in all employee welfare and benefit plans in which the Executive was participating as of the Date of Termination, and such benefits shall be paid to Executive in accordance with the terms of such plans;

v)
Unless otherwise provided in an equity award agreement, Executive shall be fully vested as of the Date of Termination in any and all equity awards (including but not limited to stock options and restricted stock) held by Executive immediately prior to such Date of Termination.

Executive shall not have a duty to mitigate the costs to the Company under this Section 7(f)(i), nor shall any payments from the Company to Executive hereunder be reduced, offset, or canceled by any compensation or fees earned by Executive from a subsequent employer or other Person for which Executive performs services, including, but not limited to, consulting services.

ii)
If Executive’s employment shall terminate upon his death or if the Company shall terminate Executive’s employment due to Executive’s Disability, in any such case during the Employment Period, the Company shall pay to Executive (or, in the event of Executive’s death, to his estate) the Accrued Obligations plus a pro rata amount of Annual Bonus (as defined in Section 7(e)((i)(2) above) within thirty (30) days following the Date of Termination.

iii)
In the event of Executive’s termination of employment for any other reason, including, without limitation, termination by the Company for Cause or voluntary termination by the Executive, the Company shall pay to Executive the Accrued Obligations within thirty (30) days following the Date of Termination.

iv)	Except as specifically set forth in this Section 7(e), no termination benefits shall be payable to or in respect of Executive’s employment with the Company or its Affiliates.

v)
The Company shall have the right to apply and set off against the Accrued Obligations or any other amounts owing to Executive hereunder, any amounts owing by the Executive to the Company, whether pursuant to this Agreement or otherwise.

9.
Resignation upon Termination. Effective as of any Date of Termination under this Section 7 or otherwise as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all Board memberships and other positions then held by him, or to which he has been appointed, designated, or nominated, with the Company and its Affiliates.

10.
Return of Company Property Upon Termination. In the event of termination of Executive’s employment for any reason, Executive shall return to the Company all of the property of the Company and its Affiliates, including, without limitation, all materials or documents containing or pertaining to Confidential Information, and including without limitation, any company car, all computers (including laptops), cell phones, keys, credit cards, facsimile machines, card access to any Company building, customer lists, computer disks, reports, files, e-mails, work papers, Work Product, documents, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which Executive used, received or prepared, helped prepare or supervised the preparation of in connection with Executive’s employment with the Company. Executive agrees not to retain any copies, duplicates, reproductions, or excerpts of such material or documents.

11.	Restrictive Covenants.

a)	Non-Competition.

i)
The parties hereto acknowledge that Executive, by virtue of his position with and responsibilities to the Company, is engaging and is expected to continue to engage during the Employment Period in the Company Activities throughout the Territory and has executive management responsibilities with respect to the Company responsibilities which extend throughout the Territory. Executive acknowledges that to protect adequately the interest of the Company in the business of the Company it is essential that any non-compete covenant with respect thereto cover all the Company Activities and the entire Territory.

ii)
Executive hereby agrees that, during the Non-compete Period, Executive will not, either directly or indirectly, alone or in conjunction with any other party, accept or enter into a Competitive Position. Executive shall notify the Company promptly in writing if Executive receives an offer of a Competitive Position during the Non-compete Period, and such notice shall describe all material terms of such offer.

Nothing contained in this Section 8 shall prohibit Executive from acquiring not more than five percent (5%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

b)
Employee Non-Solicit. Executive hereby agrees that, during the Non-solicitation Period, Executive will not, directly or indirectly, alone or in conjunction with any other party, whether on Executive’s own behalf or on behalf of any other Person or entity; (i) solicit or endeavor to solicit, employ or retain; or (ii) interfere with the relationship of the Company or any of its Affiliates with any natural person who is or was (during Executive’s employment with the Company) an employee or engaged by the Company or any Affiliate to provide services to it.

c)
Client/Supplier Non-Solicit. Executive hereby agrees that, during the Non-solicitation Period, Executive will not, directly or indirectly, alone or in conjunction with any other party, whether on Executive’s own behalf or on behalf of any other Person or entity; (i) solicit or endeavor to solicit;

(ii) interfere with the relationship of the Company or any of its Affiliates; or (iii) attempt to establish a business relationship with any customer of the Company or any of its Affiliates who was a customer at any time during which Executive was an employee of the Company.

d)
Confidentiality of Information. Executive agrees that during his employment with the Company and thereafter, Executive will not, directly or indirectly (i) disclose any Confidential Information to any Person (other than, only with respect to the period that Executive is employed by the Company, to an employee of the Company who requires such information to perform his or her duties for the Company); or (ii) use any Confidential Information for Executive’s own benefit or the benefit of any third party. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of Executive’s obligations to hold such Confidential Information confidential). If Executive is required or requested by a court or governmental agency to disclose Confidential Information, Executive must notify the General Counsel of the Company in writing of such disclosure obligation or request no later than three (3) business days after Executive learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.

e)
Non-Disparagement. Executive agrees that, during the Employment Period and for two (2) years thereafter, Executive shall not, in any communications with the press or other media or any customer, client or supplier of Company, or any of Company’s Affiliates, criticize, ridicule, or make any statement which disparages or is derogatory of Company or its Affiliates or any of their respective directors or senior officers. No director or senior officer of Company will, during the same time period, criticize, ridicule, or make any statement which disparages or is derogatory of Executive.

f)
Severability. If a judicial or arbitral determination is made that any of the provisions of this Section 8 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 8 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Executive. In this regard, Executive hereby agrees that any judicial or arbitral authority construing this Agreement shall sever or reform any portion of the Territory, any prohibited business activity, or any time period from the coverage of this Agreement to allow the covenants in this Section 8 to be enforced to the maximum extent authorized by law, and shall then enforce the covenants in this Section 8 as so severed or reformed.

g)
Reasonable Restrictions. Executive acknowledges that the restrictions and covenants contained in this Agreement are reasonably necessary to protect the goodwill and legitimate business interests of the Company, are not overbroad, overlong, or unfair (including in duration and scope), and will not curtail Executive’s ability to earn a livelihood upon Executive’s termination of employment with the Company.

12.	Work Product.

a)
Proprietary Developments. Any and all inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae (collectively, hereinafter referred to as “Developments”), made, conceived, developed, or created by Executive (alone or in conjunction with others, during regular work hours or otherwise) during Executive’s employment, which may be directly or indirectly useful in, or relate to, the business conducted or to be conducted by the Company will be promptly disclosed by Executive to the Company and shall be the Company’s exclusive property. The term “Developments” shall not be deemed to include inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae which were in the possession of Executive prior to the term of this Agreement. Executive hereby transfers and assigns to the Company all proprietary rights which Executive may have or acquire in any Developments, and Executive waives any other special right which the Executive may have or accrue therein. Executive will execute any documents and take any actions that may be required, in the reasonable determination of the Company’s counsel, to effect and confirm such assignment, transfer, and waiver, to direct the issuance of patents, trademarks, or copyrights to the Company with respect to such Developments as are to be the Company’s exclusive property or to vest in the Company title to such Developments; provided, however, that the expense of securing any patent, trademark, or copyright shall be borne by the Company. The parties agree that Developments shall constitute Confidential Information for purposes of this Agreement.

b)
Work Made for Hire. Any work performed or produced by Executive during Executive’s employment with the Company shall be considered a “Work Made for Hire” as defined in the U.S. Copyright laws, and shall be owned by and for the express benefit of the Company. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to the Company all of Executive’s right, title, and interest in such work performed or produced, including, but not limited to, all copyrights and other proprietary rights.

c)
Cooperation. Both during the term of this Agreement and thereafter, Executive shall fully cooperate with the Company in the protection and enforcement of any intellectual property rights that relate to services performed by Executive for the Company, whether under the terms of this Agreement or prior to the execution of this Agreement. This shall include without limitation executing, acknowledging, and delivering to Company all documents or papers that may be necessary to enable the Company to publish or protect such intellectual property rights. The Company shall bear all costs in connection with Executive’s compliance with the terms of this Section 9(c).

13.	Section 409A and 280G

a)
Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a) (2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(8)(1) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

b)
    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

c)
To the extent that any payment or benefit described in this Agreement constitutes “non qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A- I (h).

d)
The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and regulations and guidance promulgated thereunder in order to preserve the payments and benefits provided hereunder to the maximum extent practicable without additional cost to either party.

e)
If any payment or benefit Executive would receive under this Agreement together with any other payments and benefits which the Executive has the right to receive (for purposes of this section, the “Payments”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be reduced (but not below zero) so that the aggregate present value of the Payments will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G of the Code) and so that no portion of the Payments shall be subject to the Excise Tax.

14.	Definitions.

a)	“Accrued Obligations” has the meaning ascribed to such term in Section 7(e)(i).

b)
“Affiliate” with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including, but not limited to, a Subsidiary of any such Person.

c)	“Annual Bonus” has the meaning ascribed to such term in Section 3(b).

d)	“Base Salary” has the meaning ascribed to such term in Section 3(a).

e)
“Cause” means termination of employment (i) upon the commission by Executive of a willful serious act, such as embezzlement, against the Company or upon the Executive’s conviction of a felony involving moral turpitude, or (ii) in the event of willful, gross neglect or willful, gross misconduct resulting in either case in material harm to the Company. No act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

f)	“Commencement Date” has the meaning ascribed to such term in Section 2(a).

g)	“Company” means Columbus McKinnon Corporation, a Delaware corporation, together with any Successor.

h)
“Company Activities” means the businesses of (i) designing, manufacturing, and marketing hoists, trolleys, material handling drive systems, actuators, cranes, rigging tools, digital power control systems, screw jacks, tire shredders, elevator DC drives, and other material handling products; and (ii) any business acquired or commenced by the Company after the Commencement Date which has sales in excess of $[●] million.

i)
“Competitor” means any business, individual, partnership, joint venture, association, firm, corporation, or other entity, other than the Company and its Affiliates, that is engaging or actively planning to engage, wholly or partly, in Competitive Activities in the Territory.

j)	“Competitive Activities” means any activities that directly compete or would compete with the Company or its Affiliates in the Company Activities.

k)
“Competitive Position” means (i) the direct or indirect ownership or control of all or any portion of a Competitor; or (ii) any employment or independent contractor arrangement with any Competitor whereby Executive will serve such Competitor in any managerial, sales, executive, or consultant capacity with respect to Competitive Activities in the Territory.

l)
“Confidential Information” means confidential, proprietary, or commercially sensitive information relating to (i) the Company or its Affiliates, or members of their management or boards; or (ii) any third parties who do business with the Company or its Affiliates, including customers and suppliers. Confidential Information includes, without limitation, marketing plans, business plans, financial information and records, operation methods, personnel information, drawings, designs, information regarding product development, other commercial or business information, and any other information not available to the public generally, including Developments.

m)
“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by,” and “under common Control with”), with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

n)
“Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; and (ii) if Executive’s employment is terminated for any other reason, the effective date of termination specified in such Notice of Termination. The Employment Period shall expire on the Date of Termination.

o)	“Developments” has the meaning ascribed to such term in Section 9(a).

p)
“Disability” means, as a result of Executive’s incapacity due to physical or mental illness, Executive’s absence from the full-time performance of Executive’s duties with the Company for six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given Executive shall not have returned to the full-time performance of Executive’s duties.

q)	“Employment Period” has the meaning ascribed to such term in Section 2(a).

r)	“Executive” means Mark D. Morelli.

s)	“Long-Term Incentives” has the meaning ascribed to such term in Section 3(c).

t)
“Non-compete Period” means the period beginning with the Commencement Date and ending on the two (2) year anniversary date of the Date of Termination with respect to any termination of employment by Executive.

u)
“Non-solicitation Period” means the period beginning with the Commencement Date and ending on the two (2) year anniversary date of the Date of Termination with respect to any termination of employment by Executive.

v)
“Notice of Termination” means a notice stating that Executive or the Company, as the case may be, is electing to terminate Executive’s employment with the Company (and thereby terminating the Employment Period), stating the proposed effective date of such termination, indicating the specific provision of this Agreement under which such termination is being effected and, if applicable, setting forth in reasonable detail the circumstances claimed to provide the basis for such termination.

w)	“Person” means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority, or other entity.

x)	“Policies” has the meaning ascribed to such term in Section 4.

y)	“Section 409A” has the meaning ascribed to such term in Section 10(a).

z)
“Subsidiary” means, with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

aa) “Successor” of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution, or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

bb) “Target Annual Bonus” has the meaning ascribed to such term in Section 3(b).

cc) “Territory” means all countries in which the Company is then selling products.

dd) “Work Made for Hire” has the meaning ascribed to such term in Section 9(b).

ee) “Work Product” means Developments and Work Made for Hire as set forth in Section 9.

15.	Miscellaneous.

a)
Injunctive Relief with Respect to Restrictive Covenants. Executive acknowledges and agrees that a breach by Executive of any of Section 4, 7(g), 8(a), 8(b), 8(c), 8(d), 8(e), or 9 is a material breach of this Agreement and that remedies at law may be inadequate to protect the Company and its Affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, Executive agrees to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys’ fees and costs to enforce these provisions. Executive further acknowledges and agrees that the Company’s obligations to pay Executive any amount or provide Executive with any benefit or right pursuant to Section 7 is subject to Executive’s compliance with Executive’s obligations under Sections 4, 7(g), 8(a), 8(b), 8(c), 8(d), 8(e), and 9 inclusive, and that in the event of a breach by Executive of any of Section 4, 7(g), 8(a), 8(b), 8(c), 8(d), 8(e), or 9, the Company shall immediately cease paying such benefits and Executive shall be obligated to immediately repay to the Company all amounts theretofore paid to Executive pursuant to Section 7. In addition, if not repaid, the Company shall have the right to set off from any amounts otherwise due to Executive any amounts previously paid pursuant to Section 7(e) (other than the Accrued Obligations). Executive further agrees that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any of these Sections were breached. All disputes not relating to any request or application for injunctive relief in accordance with this Section 12(a) shall be resolved by arbitration in accordance with Section 12(e).

b)
Assumption of Agreement. The Company shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company had terminated Executive’s employment without Cause as described in Section 7, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

c)
Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including, but not limited to, summaries of proposed terms) and all prior promises, representations, understandings, arrangements, and agreements relating to such subject matter are merged herein and superseded hereby.

d)
Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its Successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators, and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto. The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to the Company shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 12(b).

e)
Arbitration. The Company and Executive agree that any dispute or controversy arising under or in connection with this Agreement shall be settled, exclusively by arbitration, conducted before a panel of three arbitrators in the State of New York, in accordance with the rules of the American Arbitration Association (“AAA”) then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

f)
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within such State, except with respect to the internal affairs of the Company and its stockholders, which shall be governed by the General Corporation Law of the State of Delaware.

g)
Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment, and social insurance taxes, as shall be required by law.

h)
Amendments. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is approved by the Company and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

i)
Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

j)
Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing; (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested; (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof; and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

i)	If to the Company:

Columbus McKinnon Corporation 205 Crosspoint Parkway
Getzville, NY 14068 Attention: General Counsel Telephone: (716) 689-5400

ii)	If to Executive, to his residential address as currently on file with the Company.

k)
Voluntary Agreement; No Conflicts. Executive represents that he is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he or his properties or assets may be bound.

l)
Cooperation. During and subsequent to expiration of the term of this Agreement, Executive will cooperate with the Company, and furnish any and all complete and truthful information, testimony, or affidavits in connection with any matter that arose during Executive’s employment, that in any way relates to the business or operations of the Company or any of its parent or subsidiary corporations or affiliates, or of which Executive may have any knowledge or involvement; and will consult with and provide information to the Company and its representatives concerning such matters. Subsequent to the term of this Agreement, the parties will make their best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which Executive may then be engaged. Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony, sworn statement, or declaration that is not complete and truthful. If the Company requires Executive to travel outside the metropolitan area in the United States where Executive then resides to provide any testimony or otherwise provide any such assistance, then the Company will reimburse Executive for any reasonable, ordinary, and necessary travel and lodging expenses incurred by Executive to do so provided Executive submits all documentation required under the Company’s standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for the Company to deduct those expenses. Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony or affidavit that is not complete and truthful.

m)
Counterparts/Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

n)
Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

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IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

COLUMBUS MCKINNON CORPORATION

By: /S/ Ernest R. Verebelyi     Name: Ernest R. Verebelyi
Title: Chairman of the Board

Executive:

By: /S/ Mark D. Morelli     Name: Mark D. Morelli
Title: President and Chief Executive Officer